                                                                  EXHIBIT 10.10

                                   SUMMARY OF
                                FISCAL YEAR 1996
                          SENIOR MANAGEMENT BONUS PLAN

                                 April 21, 1995

This plan covers the CEO, President, CFO, Vice-President of Sales, Vice-Presidents of Engineering, and Director of Manufacturing of FORE Systems. Bonuses will be based on two kinds of objectives:

     o Company revenue and earnings will determine 70% of an individual's bonus.

     o  Achievement of individual objectives will determine the remaining 30%.

The Company must achieve certain levels of revenue and earnings per share in each quarter. If these goals are not met, no bonuses are required to be paid under this plan.

At baseline, a bonus of 30% of yearly base salary shall be available. For each additional $5 million in revenue, an additional 5% of yearly base salary shall be available, up to a maximum of 100%.

70% of the available amount will be awarded unconditionally. The remaining 30% will be awarded based on achievement of individual objectives, as determined by the Compensation Committee of the Board of Directors after receiving recommendations from the CEO.